UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 9, 2012

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	000-50128	47-0898685
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1226 Eastchester Drive

High Point, North Carolina 27265

(Address of principal executive offices)

(336) 869-9200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 9, 2012, BNC Bancorp, a North Carolina corporation (the “Company”), entered into the First Amendment to Agreement and Plan of Merger (the “Amendment”) with KeySource Financial, Inc., a North Carolina corporation (“KeySource”), which amends the Agreement and Plan of Merger dated December 21, 2011 previously entered into by the Company and KeySource (the “Agreement”) to consummate the strategic business combination transaction provided for therein in which KeySource will, on the terms and subject to the conditions set forth in the Agreement, merge with and into the Company (the “Merger”), so that the Company is the surviving corporation in the Merger.

The Amendment provides revised representations and warranties to reflect the securities issued by the Company in a private placement that closed on June 8, 2012. The Amendment also allows for a delay of the closing of the Merger with KeySource to September 14, 2012. Finally, the Amendment adds a termination fee in certain events of $1,000,000, plus documented out-of-pocket legal, financial advisory, investment banking, accounting and other professional and due diligence expenses of up to $250,000, payable to KeySource in the event that KeySource terminates the Agreement after (i) the Company materially breaches certain of its representations or warranties and fails to cure such breach or (ii) the Merger fails to close on or before September 14, 2012, unless the failure to close is due to the failure to receive required regulatory approvals or KeySource’s “classified assets” as defined in the Agreement exceed $20.0 million as of the date of termination by KeySource.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit
2.1	First Amendment to Agreement and Plan of Merger by and between KeySource Financial, Inc. and BNC Bancorp, dated as of July 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2012

BNC BANCORP

By:	/s/ David B. Spencer
David B. Spencer
Executive Vice President & Chief Financial Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	First Amendment to Agreement and Plan of Merger by and between KeySource Financial, Inc. and BNC Bancorp, dated as of July 9, 2012.